EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239322) and Form S-8 (Nos. 333-231536 and 333-218238) of Emerald Holding, Inc. of our report dated February 23, 2021 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Irvine, California
February 23, 2021